Exhibit 99.1

PetMeds® Hires Pet-Industry Veteran into Pivotal Leadership Role

 In her new role as VP of Product Management, Carolyn Carden will scale PetMeds’

product portfolio, including its rapidly growing telemedicine business

DELRAY BEACH, Fla., May 9, 2022 (GLOBE NEWSWIRE) — PetMed Express, Inc. (NASDAQ: PETS), Your Most Trusted Pet Health Expert, today announces the appointment of former Petco executive Carolyn Carden as VP of Product Management. In this role, Carden will be responsible for scaling the PetMeds production vision, including its telemedicine business and expanded product portfolio.

“Carolyn's experience in scaling product, IT, and merchandising for large, high-growth organizations is a huge asset to PetMeds,” said Matt Hulett, CEO and President of PetMed Express. “We are rapidly re-imaging our company into a growth-oriented pet health expert, and I’m thrilled to have such a seasoned visionary and outstanding pet product leader.”

Carden brings more than 20 years of strategic leadership and practical, hands-on experience in eCommerce, product management, and operations across diverse channels and industries. Most recently, she led key product teams at Petco to design and launch solutions, including “buy online, pick up in store,” online grooming appointment booking, and deploying handheld devices to over 1,500 retail, veterinary, and mobile locations.

“PetMeds is in an enviable market position with over 2 million pet parents and a network of tens of thousands of veterinarians,” said Carden, who is the pet parent of Rizzo, a 5-year-old Doberman. “As the needs for personalized and expert pet healthcare increase, PetMeds can build upon their legacy of incredible service, which inevitably creates happier and healthier pets.”

ABOUT PETMEDS

Founded in 1996, PetMed Express is Your Most Trusted Pet Health Expert, delivering prescription and non-prescription pet medications and other health products for dogs, cats, and horses direct to the consumer at competitive prices through its website at petmeds.com and also through its 1-800-PetMeds toll free number.

This press release may contain “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission, that involve a number of risks and uncertainties, including the Company’s ability to meet the objectives included in its business plan. Important factors that could cause results to differ materially from those indicated by such “forward-looking” statements are set forth in Management’s Discussion and Analysis of Financial Condition and Results of Operations in the PetMed Express Annual Report on Form 10-K for the year ended March 31, 2021. The Company’s future results may also be impacted by other risk factors listed from time to time in its SEC filings, including, but not limited to, the Company's Form 10-Q and its Annual Report on Form 10-K.

For investment relations contact PetMed Express, Inc., Bruce S. Rosenbloom, CFO, 561-526-4444, investor@petmeds.com.

For media relations contact Butin PR, Mary Eva Tredway, maryeva@butinpr.com.

###

Exhibit 99.1 Page 1 of 1